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[LADD FURNITURE, INC. LETTERHEAD]
                                                        NEWS RELEASE
                                                        FOR IMMEDIATE RELEASE
                                                        May 19, 1998

                                                        Contact: John J. Ong
                                                        (336) 315-4049
                                                        E-mail: jong@laddnet.com

                  LADD FURNITURE AMENDS BANK LENDING AGREEMENT

     GREENSBORO, NC -- LADD Furniture, Inc. executive vice president and chief financial officer William S. Creekmuir announced today that, as a result of LADD's improved operating performance, the company's banking group, headed by co-agents NationsBank, N.A. and Fleet Capital Corporation, has favorably amended LADD's $175 million lending agreement.

     Creekmuir said the new agreement reduces LADD's bank interest rate by 1/4 and 1/2 of one percent, respectively, on the company's revolving credit facility and term loan, in addition to lowering the fee on the unused portion of the credit facility by 1/8 of a percent, and extending the term of the facility by one year, to July 2000. Creekmuir said, "Based upon prevailing interest rates and LADD's presently outstanding debt balance of $121 million, the new agreement will reduce our interest expense by approximately $450,000 on an annualized basis." Creekmuir noted that the company's interest expense totaled $2.6 million in this year's first quarter and $11.2 million for all of fiscal 1997.

     Headquartered in Greensboro, NC, LADD is one of the largest North American manufacturers of residential and contract furniture. The company markets its wide range of wood and upholstered furniture domestically under the major brand names American Drew, Barclay, Clayton Marcus, Lea, Pennsylvania House and Pilliod, and exports these same brand name products worldwide through LADD International. Under the American of Martinsville name, LADD is one of the world's leading suppliers of guest room furniture to the hotel industry, as well as to assisted-living (retirement) facilities, and governmental markets. LADD also owns and operates LADD Transportation, a support company. LADD's stock is traded on the Nasdaq Stock Market under the symbol LADF and additional information on the company is available on the Internet at www.laddfurniture.com.

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NOTE: To receive fax copies of recent LADD news releases at no cost, just dial
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